Exhibit B

FOR RELEASE:      October 3, 1995
CONTACT:          Don A. Wright, President/CEO or
                  Nick Gerde, V.P./CFO
                  PCT Holdings, Inc.                  PCT Holdings, Inc.
                  (509) 664-8000                      (509) 664-8000

               PCT HOLDINGS, INC. TO ACQUIRE MOREL INDUSTRIES

     Wenatchee, Washington - - - PCT Holdings, Inc. (PCTH), a Nevada corporation headquartered in Wenatchee, Washington, announced today that it has signed a letter of intent to acquire Morel Industries of Entiat, Washington. The proposed acquisition is subject to the negotiation and signing of a definitive agreement by both parties and the approval of both Boards of Directors.

     Morel was founded in 1909 in Seattle, Washington and recently moved its operations to Entiat, which is approximately 15 miles from the PCT Holdings, Inc. headquarters in Wenatchee, Washington. The Company manufactures precision cast aluminum parts and components mainly for the heavy truck and aerospace industries. The Company is currently a customer of Cashmere Manufacturing Co., Inc., another subsidiary of PCT Holdings, Inc. and management anticipates that the shared customer base and synergy between the two operations will result in increased operating margins at both companies.

     Donald A. Wright, President and CEO of PCT Holdings, Inc. said "We look forward to adding a company with Morel's history, quality and manufacturing capabilities to the PCT Holdings, Inc. family." Sales for both companies if consolidated for the fiscal year ending May 31, 1995 would have been approximately $21.7 million.

     PCT Holdings, Inc. is an acquisition-oriented, high technology manufacturing company specializing in the manufacture of patented ceramic-based hermetic connectors, feed-throughs, electronic packaging, ceramic filters and precision machined components. The company's stock trades on the NASDAQ Small Cap market under the "PCTH" symbol.